—UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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o	Preliminary Proxy Statement
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o	Definitive Proxy Statement
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SP PLUS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amendment to Proxy Statement

SP Plus Corporation (the “Company”) filed its 2017 Proxy Statement related to election of directors and other matters with the Securities and Exchange Commission on April 3, 2017 (the “Proxy Statement”). On page 13 of the Proxy Statement under the subtitle “Director Independence,” the Company inadvertently did not include Gordon H. Woodward in the list of director nominees determined by the Company’s Board of Directors to be classified as “independent.” The Board did in fact determine that Mr. Woodward is an “independent” director nominee. Accordingly, the sentence, revised by this amendment and incorporated by reference into the Proxy Statement, now reads as follows:

“Our Board has determined that each of the following director nominees is independent under the applicable NASDAQ listing rules and under our Corporate Governance Guidelines: Karen M. Garrison, Gregory A. Reid, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner, ~~and~~ Jonathan P. Ward and Gordon H. Woodward.”

The amended sentence has been marked to show changes. The amended paragraph in its entirety now reads as follows:

“Our Board has determined that each of the following director nominees is independent under the applicable NASDAQ listing rules and under our Corporate Governance Guidelines: Karen M. Garrison, Gregory A. Reid, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner, Jonathan P. Ward and Gordon H Woodward. Our Board determined that Mr. Baumann is not considered independent because he is our President and Chief Executive Officer.”